REGISTRATION NO:333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Viva Entertainment Group Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of organization)	98-0642409 (IRS Employer Identification No.)

143-41 84 Drive

Briarwood, NY 11435

(Address of Principal Executive Offices, including ZIP Code)

2017 Non-Qualified Stock Compensation Plan

(Full title of the plan)

Business Filing Incorporated

6100 Neil Road, Suite 500

Reno, NV 89511

(Name and address of agent for service)

(608)-827-5300

(Telephone number, including area code, of agent for service)

Greg Chonillo, Esq.

Chonillo Law Group, LLC

2525 Ponce de Leon Blvd, Suite 300

Coral Gables, Florida 33134

Office: 786-441-5234

(Communications To)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☒	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

$.00001 par value common stock	750,000,000	$0.0007	(1)	$525,000	$65.36
TOTALS	750,000,000	$0.0007	(1)	$525,000	$65.36

(1)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as or May 21, 2018.

(1)

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 and relates to an increase or replenishment of 750,000,000 shares, of common stock of the Registrant reserved for issuance under the Registrant's 2017 Equity Incentive Plan, as amended (the "Plan"), which increase was approved by the Registrant's board of directors on May 22, 2018. 500,000,000 of the Registrant's common stock have previously been registered for issuance under the Plan pursuant to the initial Registration Statements on Form S-8 filed with the Securities and Exchange Commission on December 11, 2017 (File No. 333-163815). Those shares have been depleted and Registrant seeks to add 750,000,000 shares to the existing S-8. The contents of the earlier registration statement, identified by File No.: 333-163815, are incorporated by reference in this filing.

(2)

Risks Relating to the Registrant's Common Stock:

The Registrant's common stock is subject to the penny stock regulations and restrictions, which could make it difficult for stockholders to sell their shares of the Registrant's stock.

The Securities and Exchange Commission's (the "SEC") regulations generally define "penny stocks" as equity securities that have a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If the Registrant does not fall within any exemptions from the "penny stock" definition, it will be subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"), which regulations are commonly referred to as the "Penny Stock Rules."

The Penny Stock Rules impose additional sales practice requirements on broker-dealers prior to selling penny stocks, which may make it burdensome to conduct transactions in the Registrant's shares. If the Registrant's shares are subject to the Penny Stock Rules, it may be difficult to sell shares of the Registrant's stock, and because it may be difficult to find quotations for shares of the Registrant's stock, it may be impossible to accurately price an investment in the Registrant's shares.

In addition to the Penny Stock Rules, the Registrant is unable to utilize the safe harbor provisions of the Forward Looking Statements sections of the Exchange Act. There can be no assurance that the Registrant's common stock will qualify for an exemption from the Penny Stock Rules, or that if an exemption currently exists, that the Registrant will continue to qualify for such exemption. In any event, the Registrant is subject to Section 15(b){6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

STATEMENT Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Viva Entertainment Group Inc., a Nevada corporation (the "Company"), are incorporated herein by reference:

a.	The Company's latest Annual Report on Form I0-K for the year ended October 31, 2017, filed with the Securities and Exchange Commission;

b.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended October 31, 2017; and

c.	All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and IS(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

(3)

Item 1. Interests of Named Experts and Counsel.

The audited balance sheet of OTTV as of October 31, 2017 and 2016, and the related statements of operations, shareholders' equity and cash flows for the year then ended are incorporated by reference in this prospectus and have been audited by M&K CPAS, PLLC, an independent registered public accounting firm. The incorporation by reference herein of such financial statements is in reliance upon the authority of said firm as experts in auditing and accounting.

The Bauman & Associates Law Firm has rendered an opinion on the validity of the securities being registered. Neither Mr. Bauman nor the Bauman & Associates Law Firm are affiliates of OTTV.

Item 2. Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 60 I of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

1	Legal opinion of Bauman & Associates Law Firm

2	Consent of Bauman & Associates Law Firm with in Exhibit 1

3	Consent of M&K CPAS, PLLC

(4)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized in the city of Briarwood, NY on May 22, 2018.

VIVA ENTERTIANMENT GROUP INC.

/s/ Johnny Falcones
Johnny Falcones
Chairman and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

VIVA ENTERTIANMENT GROUP INC.

/s/ Johnny Falcones
Johnny Falcones
Chairman, Chief Executive Officer, President, Principal Accounting Officer and Director

/s/ Anthony Hernandez
Anthony Hernandez
Director

(5)